SONIC FOUNDRY, INC.

ARTICLES SUPPLEMENTARY

Sonic Foundry, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article Fourth, Paragraph C of the charter of the Corporation, the board of directors of the Corporation (the “Board of Directors”), by a resolution duly adopted by the Board of Directors on May 30, 2017, classified and designated a series of one thousand (1,000) shares of preferred stock of the Corporation designated as “9% Cumulative Voting Convertible Preferred Stock, Series A” (the “Series A Preferred Stock”).

SECOND: Under a power contained in Article Fourth, Paragraph C of the charter of the Corporation, the Board of Directors, by a resolution duly adopted on August 23, 2017, classified and designated an additional fifteen hundred (1,500) shares of preferred stock of the Corporation as Series A Preferred Stock.

THIRD: The classification increased the number of shares classified as Series A Preferred Stock from 1,000 shares immediately prior to the classification to 2,500 shares immediately after the classification.

FOURTH: Under a power contained in Article Fourth, Paragraph C of the charter of the Corporation, the Board of Directors, by a resolution duly adopted by the Board of Directors on November 17, 2017, amended and restated the terms of the Series A Preferred Stock and filed Articles Supplementary with the State Department of Assessments and Taxation and Maryland, providing for such amended and restated terms, on November 17, 2017

FIFTH: Under a power contained in Article Fourth, Paragraph C of the charter of the Corporation, the Board of Directors, by a resolution duly adopted by the Board of Directors on May 17, 2018, classified and designated an additional two thousand (2,000) shares of preferred stock of the Corporation as Series A Preferred Stock.

SIXTH: The classification increases the number of shares classified as Series A Preferred Stock from 2,500 shares immediately prior to the classification to 4,500 shares immediately after the classification.

SEVENTH: The terms of the Series A Preferred Stock (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in the Articles Supplementary filed with the State Department of Assessments and Taxation and Maryland on November 17, 2017, and remain unchanged by these Articles Supplementary.

EIGHTH: The undersigned Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, SONIC FOUNDRY, INC. has caused these Articles Supplementary to the Charter to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Chief Financial Officer and Secretary on May 17, 2018.

SONIC FOUNDRY, INC.

/s/ Gary R. Weis
Name: Gary R. Weis
Title: Chief Executive Officer

WITNESS:

/s/ Kenneth A. Minor
Name: Kenneth A. Minor
Title: Chief Financial Officer and Secretary